Exhibit 10.2

Date:

To:

From:

Re: Accelerated Payment Agreement

As you are aware, Two Harbors Investment Corp. (the “Company”) is expected to enter into an Agreement and Plan of Merger (the “Merger Agreement”), to be dated December 17, 2025, pursuant to which the Company will merge with and into a wholly-owned subsidiary of UWM Holdings Corporation. The Company views your continued service and commitment to the Company as important to the ongoing success of the Company and completing the merger contemplated by the Merger Agreement. Accordingly, the Company is providing you three accelerated payments (each an “Accelerated Payment”, and collectively the “Accelerated Payments”) according to the conditions set forth in this Accelerated Payment Agreement (the “Agreement”).

1.	Accelerated Payments.

a.	Your first Accelerated Payment is the acceleration of payment of your annual incentive bonus for the 2025 performance year (the “Annual Bonus”), in an amount equal to $[•], paid in a cash lump-sum (the “Accelerated Bonus”). The Accelerated Bonus will be paid to you on or prior to December 31, 2025, less applicable taxes and withholdings. Payment of the Accelerated Bonus to you is in full satisfaction of any amounts owed to you with respect to your Annual Bonus and is subject to Section 2, below.

b.	Your second Accelerated Payment is the acceleration of any unvested and outstanding performance share units (“PSUs”) granted to you under the Two Harbors Investment Corp. 2021 Equity Incentive Plan (the “Equity Plan”), that are subject to a 2023-2025 performance period and scheduled to be settled in the first fiscal quarter of 2026 (the “23-25 PSUs”). The Company has amended the terms applicable to the 23-25 PSUs to provide that the applicable performance period ends on December 16, 2025, and to accelerate, settle, and pay to you the number of your 23-25 PSUs you have earned as set forth on Exhibit A hereto (the “Accelerated PSU Awards”). The Accelerated PSU Awards will be paid to you on or prior to December 31, 2025, less any applicable taxes and withholdings. For the avoidance of doubt, any Common Stock (as defined in the Equity Plan) you receive as payment of the Accelerated PSU Awards will be freely transferrable by you. Payment of the Accelerated PSU Awards is in full satisfaction of any amounts owed to you with respect to the 23-25 PSUs and is subject to Section 2, below. Except as provided in this Agreement, the Accelerated PSU Awards remain subject to the Equity Plan and applicable award agreements.

c.	Your third Accelerated Payment is the acceleration of any unvested and outstanding restricted stock units (“RSUs”) granted to you under the Equity Plan that are scheduled to vest in the first fiscal quarter of 2026, and which are set forth on Exhibit A hereto (the “Accelerated RSU Awards”). The Company shall accelerate, settle, and pay to you the Accelerated RSU Awards on or prior to December 31, 2025, less any applicable taxes and withholdings. For the avoidance of doubt, any Common Stock (as defined in the Equity Plan) you receive as payment of the Accelerated RSU Awards will be freely transferrable by you. Payment of the Accelerated RSU Awards to you is in full satisfaction of any amounts owed to you with respect to RSUs scheduled to vest in the first fiscal quarter of 2026 and is subject to Section 2, below. Except as provided in this Agreement, the Accelerated RSU Awards remain subject to the Equity Plan and applicable award agreements.

2.	Recoupment & Clawback.

a.	If your employment with the Company is terminated for any reason by you or the Company (other than pursuant to a Qualifying Termination (as defined below)) prior to the date Annual Bonuses are paid to other employees of the Company and its subsidiaries in the normal course in 2026, you will be required to repay to the Company the Accelerated Bonus in the gross amount including any taxes withheld (the “Bonus Repayment Amount”) within 10 days following such termination. To the extent that such amounts are not paid to the Company, to the extent permissible under applicable law and Section 409A (as defined below), you hereby authorize the Company to deduct the Bonus Repayment Amount from any other amounts the Company or its affiliates may otherwise owe to you at or following any such termination of employment.

b.	If, prior to the date Annual Bonuses are paid to other employees of the Company and its subsidiaries in the normal course in 2026, the Committee (as defined in the Equity Plan) makes the determination that you have not earned all (or a portion of) the Accelerated Bonus pursuant to the terms and conditions applicable to your Annual Bonus, you will be required to repay any unearned amounts of the Accelerated Bonus to the Company in the gross amount including any taxes withheld (the “Unearned Bonus Amount”) within 10 days following such determination. To the extent that such amounts are not paid to the Company, to the extent permissible under applicable law and Section 409A (as defined below), you hereby authorize the Company to deduct the Unearned Bonus Amount from any other amounts the Company or its affiliates may otherwise owe to you at or following any such determination.

c.	If your employment with the Company is terminated by you or the Company for Cause (other than pursuant to a Qualifying Termination or Retirement) prior to the date the Accelerated PSU Awards or Accelerated RSU Awards would have vested under the terms of the applicable award agreements (such date(s) are designated as the “Applicable Vesting Date” on Exhibit A), you shall, within 10 days following such termination, return to the Company the number of shares of Common Stock that were delivered to you pursuant to this Agreement with respect to such Accelerated PSU Awards or Accelerated RSU Awards, or pay to the Company a cash amount equal to the value of the shares of Common Stock delivered to you with respect to such Accelerated PSU Awards or Accelerated RSU Awards pursuant to this Agreement calculated using the closing price for a share of Common Stock on the trading date coincident with or immediately preceding the date of your termination (in each case, in the gross amount including any taxes withheld) (the “Equity Award Repayment Amount”).

To the extent the Equity Award Repayment Amount is not paid to the Company, to the extent permissible under applicable law and Section 409A, you hereby authorize the Company to deduct such amounts from any other amounts the Company or its affiliates may otherwise owe to you at or following any such termination of employment.

d.	If, prior to the Applicable Vesting Date for your Accelerated PSU Awards, the Committee (as defined in the Equity Plan) makes the determination that you have not earned all (or a portion of) the Accelerated PSU Awards due to the terms and conditions applicable to your 23-25 PSUs, you will be required to repay any unearned amounts of the Accelerated PSU Awards attributable to such 23-25 PSUs to the Company, including any taxes withheld (the “Unearned PSU Amount”) within 10 days following such determination, by returning to the Company the number of shares of Common Stock that were so delivered to you pursuant to this Agreement with respect to the Unearned PSU Amount, or paying to the Company a cash amount equal to the value of the shares of Common Stock delivered to you with respect to the Unearned PSU Amount pursuant to this Agreement, calculated using the closing price for a share of Common Stock on the trading date coincident with or immediately preceding the Applicable Vesting Date for the 23-25 PSUs, in each case, in a gross amount including any taxes withheld (the “Unearned PSU Repayment Amount”).

To the extent the Unearned PSU Repayment Amount is not paid to the Company, to the extent permissible under applicable law and Section 409A, you hereby authorize the Company to deduct such amounts from any other amounts the Company or its affiliates may otherwise owe to you at or following any such termination of employment.

e.	For purposes of this Agreement:

“Cause” has the meaning set forth in the Equity Plan.

“Disability” has the meaning set forth in the Equity Plan.

“Good Reason” has the meaning set forth in the applicable award agreements governing the 23-25 PSUs and RSUs.

“Qualifying Termination” means your termination of employment with the Company as a result of (i) a termination by the Company without Cause, (ii) a termination by you for Good Reason, (iii) your death, or (iv) your Disability.

“Retirement” has the meaning set forth in the Equity Plan.

3.	At-Will Employment. You will remain an employee at-will, meaning that either you or the Company can terminate your employment at any time for any reason. Nothing in this Agreement guarantees continued employment.

4.	Entire Agreement. This Agreement constitutes the complete understanding between you and the Company and supersedes any and all prior written and/or oral agreements or understandings, no matter their form, concerning this subject matter. This Agreement may not be modified except by written document, signed by you and the Company. If any provision of this Agreement is ruled invalid or unenforceable, that provision will be deemed excised, and the remainder of the Agreement will remain valid and enforceable. Amounts that become payable under this Agreement will be made by the Company from its general assets and represent unfunded, unsecured obligations of the Company.

5.	Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Maryland and the United States, as applicable, without reference to the conflicts of law provisions thereof.

6.	Taxes. The Agreement is intended to be exempt from, or comply with, the application of Internal Revenue Code Section 409A and the guidance promulgated thereunder (“Section 409A”). This Agreement will be administered and interpreted in a manner consistent with this intent. If Section 409A is deemed to apply to the Agreement, the Company may take such actions as the Company determines to be necessary and legally permissible to comply with Section 409A or to prevent the payment of additional taxes thereunder, but the Company does not have any obligation to indemnify or protect you from any obligation to pay taxes pursuant to Section 409A. Any questions regarding this tax law should be directed to your personal tax advisor. The Company may withhold from any amount payable to you under this Agreement all federal, state, city or other taxes, or other amounts, as the Company or its affiliates are required to withhold pursuant to any applicable law, regulation or ruling.

7.	Acknowledgement. You acknowledge that you have had an opportunity to independently review and read and obtain independent legal advice with respect to the details of this Agreement and confirm that you are executing it freely, voluntarily and without duress.

This Agreement will be available for acceptance by you only until December 19, 2025. If you have not provided me with actual delivery of a signed original copy of this Agreement by that date, the terms of this Agreement will automatically be withdrawn.

Sincerely,

[NAME]
[TITLE]

Accepted and Agreed:

Employee Signature	Date

Name/Title

Exhibit A

Accelerated PSU Awards

Applicable Vesting Date for Accelerated PSU Awards	Number of Accelerated PSU Awards

Accelerated RSU Awards

Grant Date	Applicable Vesting Date	Number of Accelerated RSU Awards

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